Aames 2000-1

Mortgage Pass-Through Certificates

May 25, 2001 Distribution
Contents
	TABLE OF CONTENTS

			Page

	1.	Contents	1
	2.	Certificate Payment Report	2
	3.	Collection Account Report	6
	4.	Credit Enhancement Report	9
	5.	Collateral Report	10
	6.	Delinquency Report	13
	7.	REO Report	17
	8.	Prepayment Report	18
	9.	Prepayment Detail Report	21
	10.	Realized Loss Report	23
	11.	Realized Loss Detail Report	26
	12.	Triggers, Adj. Rate Cert. and Miscellaneous Report	27

		Total Number of Pages	27

	CONTACTS

		Administrator: Alan T Sueda
		Direct Phone Number: (714)247-6315
		Address: Deutsche Bank
		1761 E. St. Andrew Place, Santa Ana, CA 92705

		Web Site: http://www-apps.gis.deutsche-bank.com/invr
		Factor Information: (800) 735-7777
		Main Phone Number: (714) 247-6000

ISSUANCE INFORMATION

Seller:	Aames Capital Corporation		Cut-Off Date: September 1, 2000
Certificate Insurer:	Financial Security Assurance Inc.		Closing Date: September 21, 2000
Servicer(s):	Countrywide Home Loans, Inc. Master Servicer		First Payment Date: October 25, 2000

Underwriter(s):	Greenwich Capital Markets, Inc. Underwriter		Distribution Date: May 25, 2001
	Lehman Brothers Securities Corporation Underwriter		Record Date: May 24, 2001
	Morgan Stanley Dean Witter Underwriter		April 30, 2001

Page 1 of 27	© COPYRIGHT 2001 Deutsche Bank